Exhibit 4.3

Second Amendment To
Shareholders Agreement
by and among
Journal Communications, Inc.
and
Matex Inc.
and subsequently joined by certain
“Family Successors”

THIS SECOND AMENDMENT (this “Second Amendment”) is made and entered into as of this 12th day of August, 2012, by and among Journal Communications, Inc., a Wisconsin corporation formerly known as The Journal Company (“New Journal”), Matex Inc., a Wisconsin corporation (“Matex”), Grant D. Abert, Barbara Abert Tooman, the Judith Abert Meissner Marital Trust (the “Marital Trust”), the Judith Abert Meissner Family Trust f/b/o Donald C. Meissner (the “DCM Trust”), the Judith Abert Meissner Family Trust f/b/o Linda B. Meissner (the “LBM Trust”), the Meissner 1999 Stock Trusts (the “1999 Trusts”), Donald C. Meissner, Linda B. Meissner, Robin D. Abert, Corin A. Abert, the Robin D. Abert 2004 Trust u/a/d December 30, 2004 (the “RDA Trust”) and Proteus Fund, Inc. (“Proteus Fund” and collectively with Matex, Grant D. Abert, Barbara Abert Tooman, the Marital Trust, the DCM Trust, the LBM Trust, the 1999 Trusts, Donald C. Meissner, Linda B. Meissner, Robin D. Abert, Corin A. Abert and the RDA Trust, the “Family Shareholders”).

WHEREAS, New Journal, The Journal Company, a former Wisconsin corporation that was known as Journal Communications, Inc. until September 2003 (“JCI”), Matex and the Abert Family Journal Stock Trust created under the agreement dated January 27, 1987, as amended (the “Abert Trust”), entered into that certain Shareholders Agreement, dated as of May 12, 2003 (the “Original Shareholders Agreement”).

WHEREAS, in December 2003, certain undertakings or counterparts of the Original Shareholders Agreement were executed and delivered in accordance with Section 9.7 of the Original Shareholders Agreement by Grant D. Abert and Barbara Abert Tooman.

WHEREAS, New Journal, JCI, Matex, the Abert Trust, Grant D. Abert and Barbara Abert Tooman entered into that certain Amendment to the Original Shareholders Agreement, dated August 22, 2007 (the “First Amendment” and together with the Original Shareholders Agreement, the “Shareholders Agreement”).

WHEREAS, on August 27, 2007, certain undertakings or counterparts of the Shareholders Agreement were executed and delivered in accordance with Section 9.7 of the Shareholders Agreement by the Marital Trust, the DCM Trust, the LBM Trust, the 1999 Trusts, Donald C. Meissner, Linda B. Meissner, Robin D. Abert, Corin A. Abert and the RDA Trust.

WHEREAS, on September 24, 2007, the Abert Trust distributed to its beneficiaries all of the shares of New Journal stock that it held.

WHEREAS, on December 21, 2007, certain undertakings or counterparts of the Shareholders Agreement were executed and delivered in accordance with Section 9.7 of the Shareholders Agreement by Proteus Fund.

WHEREAS, effective December 25, 2011, JCI was merged with and into New Journal and the separate corporate existence of JCI ceased.

WHEREAS, New Journal and the Family Shareholders desire to supplement and amend the Shareholders Agreement in accordance with the terms set forth herein.

WHEREAS, Section 9.14 of the Shareholders Agreement provides that the Shareholders Agreement may be amended by the written agreement of New Journal and the Family Shareholders holding a majority of the Equity Securities then held by the Family Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to supplement and amend the Shareholders Agreement as follows:

1.           Article I of the Shareholders Agreement shall be amended to add the following definitions:

“Second Amendment” means that certain Second Amendment to this Agreement entered into on August 12, 2012 by and among New Journal, Matex, Grant D. Abert, Barbara Abert Tooman, the Judith Abert Meissner Marital Trust, the Judith Abert Meissner Family Trust f/b/o Donald C. Meissner, the Judith Abert Meissner Family Trust f/b/o Linda B. Meissner, the Meissner 1999 Stock Trusts, Donald C. Meissner, Linda B. Meissner, Robin D. Abert, Corin A. Abert, the Robin D. Abert 2004 Trust u/a/d December 30, 2004 and Proteus Fund, Inc.

2.           New Article XII of the Shareholders Agreement shall be added to read as follows:

ARTICLE XII

CLASS C COMMON STOCK

12.1         Exchange of Class C Common Stock.  Pursuant to the terms of this Article XII, all shares of Class C Common Stock held  by the Family Shareholders, which constitute all of the issued and outstanding shares of Class C Common Stock, shall, as of the morning after the date of the Second Amendment, be deemed to be automatically exchanged in their entirety for an aggregate amount of $31,844,524.96, which shall be paid as follows:

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(a)   $6,245,536 in cash, which is pro-rated equivalent to all accumulated, unpaid and undeclared dividends on the Class C Common Stock to the date of the Second Amendment.  Such amount shall be paid by New Journal on the morning after the date of the Second Amendment by wire transfer of immediately available funds to accounts designated by the Family Shareholders.  The Family Shareholders acknowledge and agree that the foregoing aggregate amount equals all accumulated and unpaid dividends on the Class C Common Stock and that New Journal does not owe the holders of Class C Common Stock, as such holders of the Class C Common Stock, any other amount, and each Family Shareholder acknowledges and agrees that the amount of accumulated and unpaid dividends set forth opposite its, his or her name on Exhibit B attached hereto is correct and that New Journal does not owe such Family Shareholder, as holders of the Class C Common Stock, any other amount.

(b)  Unsecured Subordinated Promissory Notes of New Journal (the form of which is attached hereto as Exhibit A) in an aggregate principal amount of $25,598,988.96.  New Journal shall execute and deliver the Unsecured Subordinated Promissory Notes to the Family Shareholders as of the morning after the date of the Second Amendment.

(c)  On the morning after the date of the Second Amendment, New Journal shall, on its behalf and on behalf of the Family Shareholders formerly holding Class C Common Stock, direct the Transfer Agent (as defined in the Articles of Incorporation) for the Common Stock to record New Journal as the beneficial owner of all the shares of Class C Common Stock and then immediately thereafter record that all of such shares have been cancelled by action of the New Journal Board and, thereby, restored to the status of authorized but unissued shares of Class C Common Stock.

12.2         Representations and Warranties of the Family Shareholders.  The Family Shareholders hereby represent and warrant to New Journal as follows:

(a)  Matex is a corporation validly existing under the laws of the State of Wisconsin.

(b)  Proteus Fund is a nonprofit corporation validly existing under the laws of the District of Columbia.

(c)  The Family Shareholders hold at least a majority of the Equity Securities currently held by all the Family Shareholders.

(d)  Each Family Shareholder is the sole owner of beneficial and legal title to the shares of Class C Common Stock set forth opposite its, his or her name in Exhibit B attached hereto; the shares of Class C Common Stock so set forth opposite its, his or her name in Exhibit B are free and clear of all liens and encumbrances; and, when exchanged as contemplated in Section 12.1, New Journal will have acquired full ownership of all of the shares of Class C Common Stock set forth opposite its, his or her name in Exhibit B, free and clear of all liens and encumbrances.

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(e)  The Second Amendment has been duly and validly executed and delivered by each Family Shareholder and constitutes the legal, valid and binding obligation of each Family Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

(f)  Each Family Shareholder has the full power, legal right and power to enter into, execute and deliver the Second Amendment and to carry out the transactions contemplated thereby.  The execution and delivery of the Second Amendment by each Family Shareholder, and each Family Shareholder’s full performance thereunder, has been duly authorized, and no other or further act on the part of each Family Shareholder is necessary therefor.

(g)  Each Family Shareholder, together with its, his or her attorneys, accountants, investment advisors and/or other agents, has had access to, and has had the opportunity to read carefully and consider the various filings made by New Journal with the SEC.  Each Family Shareholder, together with its, his or her attorneys, accountants, investment advisors and/or other agents, has had an opportunity to ask questions and receive answers from the officers of New Journal regarding the terms and conditions of the transactions contemplated by the Second Amendment and New Journal’s business and financial condition.  The Family Shareholders, while acknowledging that David Meissner is a director of New Journal and is therefore necessarily aware of New Journal’s future plans and prospects, agree that, except as expressly set forth in this Article XII, no representations or warranties, oral or otherwise, have been made to any Family Shareholder including, without limitation, any representations concerning the future plans or prospects of New Journal.

(h)  The Family Shareholders’ representations and warranties made herein shall survive the transactions contemplated by the Second Amendment.

12.3         Representations and Warranties of New Journal.  New Journal hereby represents and warrants to Matex as follows:

(a)  New Journal is a corporation validly existing under the laws of the State of Wisconsin.

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(b)  The Second Amendment has been duly and validly executed and delivered by New Journal and constitutes the legal, valid and binding obligation of New Journal, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

(c)  New Journal has the full power, legal right and power to enter into, execute and deliver the Second Amendment and to carry out the transactions contemplated thereby.  The execution and delivery of the Second Amendment by New Journal, and New Journal’s full performance thereunder, has been duly authorized, and no other or further act on the part of New Journal is necessary therefor.

(d)  No Strategic Transaction (as defined in the Articles of Incorporation) has occurred since the date of the consummation of the Permanent Capital Transaction to the date hereof.

(e)  New Journal’s representations and warranties made herein shall survive the transactions contemplated by the Second Amendment.

3.           Upon consummation of the transactions contemplated by Article XII of the Shareholders Agreement, the Shareholders Agreement shall terminate, except for the provisions of Section 9.6 (Further Assurances), Section 9.11 (Governing Law), Section 12.2 (Representations and Warranties of the Family Shareholders) and Section 12.3 (Representations and Warranties of New Journal), and the definitions in Article I used in such Sections 9.6, 9.11, 12.2 and 12.3, which shall remain in full force and effect.

4.           The references to the “Agreement,” “hereof,” “hereunder” or words of like import in the Shareholders Agreement shall be deemed, from and after the date of this Second Amendment, to encompass the Shareholders Agreement as further amended and supplemented by this Second Amendment.

5.           Defined terms used and not defined in this Second Amendment shall have the same meaning assigned to them in the Shareholders Agreement.

6.           This Second Amendment may be executed (including by facsimile transmission) in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year first above written.

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Steven J. Smith
Name: Steven J. Smith
Title: Chairman and Chief Executive Officer

MATEX INC.

By:	/s/ George A. Evans, Jr.
Name:
Title:

/s/ George A. Evans, Jr. (POA)
Grant D. Abert

/s/ George A. Evans, Jr. (POA)
Barbara Abert Tooman

JUDITH ABERT MEISSNER MARITAL TRUST

By:	/s/ Trustee
Name:
Title: Trustee

JUDITH ABERT MEISSNER FAMILY TRUST
f/b/o DONALD C. MEISSNER

By:	/s/ Trustee
Name:
Title: Trustee

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JUDITH ABERT MEISSNER FAMILY TRUST
f/b/o LINDA B. MEISSNER

By:	/s/ Trustee
Name:
Title: Trustee

MEISSNER 1999 STOCK TRUSTS

By:	/s/ Trustee
Name:
Title: Trustee

/s/ George A. Evans, Jr. (POA)
Donald C. Meissner

/s/ George A. Evans, Jr. (POA)
Linda B. Meissner

/s/ George A. Evans, Jr. (POA)
Robin D. Abert

/s/ George A. Evans, Jr. (POA)
Corin A. Abert

ROBIN D. ABERT TRUST u/a/d DECEMBER 30, 2004

By:	/s/ Trustee
Name:
Title: Trustee

PROTEUS FUND, INC.

By:	/s/ George A. Evans, Jr. (POA)
Name:

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Exhibit A

JOURNAL COMMUNICATIONS, INC.
UNSECURED SUBORDINATED PROMISSORY NOTE

$[_____________]	August [__], 2012

1.             Principal and Interest.  FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to [_____________________] (“Payee”), or to Payee’s successors or permitted assigns, the principal sum of [_______________] Dollars and [_______] Cents ($[_____________]), payable [for certain Payees—on September 21, 2012] [for certain Payees—on December 31, 2012] [for certain Payees—on July 15, 2013] [for certain Payees—in equal annual principal installments of $[_____________] on September 30 of each of 2013, 2014, 2015, 2016, 2017 and 2018], subject to the terms of this note.  The unpaid principal balance hereof shall bear interest, payable quarterly on the last day of each calendar quarter, computed at a rate equal to 7.25% per annum.  Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 365 or 366, as applicable.  All amounts payable under this note shall be payable in lawful money of the United States of America.  Notwithstanding any provision of this note to the contrary, any payment that is due under this note on a date other than a business day shall be made on the next succeeding business day without including the additional days elapsed in the computation of the interest payable on such next succeeding business day.  [For Notes payable on September 21, 2012, December 31, 2012 or July 15, 2013—This note may be prepaid in full or in part at any time without premium or penalty.  All prepayments shall be applied against installments of principal due hereunder as directed by Maker.]  This note is one of fifteen (15) notes issued on the date hereof by Maker in exchange for all of the outstanding shares of the Class C Common Stock of Maker (together the “Purchase Notes”).  Notwithstanding any provision hereof to the contrary, the Purchase Notes shall rank equally in priority with one another, and all payments on account of principal and interest [For Notes payable on September 21, 2012, December 31, 2012 or July 15, 2013—(including prepayments as provided above)] with respect to any of the Purchase Notes shall be applied ratably and proportionately in accordance with the amounts of principal and interest then due and owing on such notes, if any; provided that it is understood that the Purchase Notes may have different principal and interest payment dates and that the foregoing requirement shall not apply to notes that do not have the same principal and interest payment date as this note. In addition, no provision of this note shall restrict the Maker’s ability to purchase any other note from a holder thereof, including during an Event of Default.

2.             Events of Default.  If (a) Maker fails to make any payment under this note when due and such failure continues unremedied for ten (10) consecutive business days after Payee provides written notice thereof to Maker, or (b) a Change in Control (as defined below) occurs, or (c) an Event of Default (as defined below) occurs with respect to any of the other Purchase Notes, or (d) there is an acceleration of any of the Senior Credit Facilities (as defined below) (any such event in (a), (b), (c) or (d) constituting an “Event of Default”), then, subject to Section 3 below, the unpaid principal balance of this note shall, at the option of Payee upon notice and demand made by Payee upon Maker, mature and become immediately payable.  Subject to Section 3 below, the unpaid principal balance of this note shall automatically mature and become immediately payable in the event Maker becomes the subject of bankruptcy or other insolvency proceedings.  After acceleration, the unpaid principal balance shall bear interest at a rate equal to the sum of the interest rate expressed above plus an additional two percent (2%) per annum.

“Change in Control” shall mean the consummation of one or more of the following:  (a) the acquisition by any one or more Persons acting in concert (other than Maker or any of its Affiliates) of securities of Maker representing at least 50% of the combined voting power of Maker’s then outstanding securities (other than pursuant to a tender offer or exchange offer that is subject to Section 13(e) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or successor provision)); (b) any consolidation, merger, share exchange or other business combination of Maker in which Maker is not the continuing or surviving corporation or pursuant to which shares of Maker’s capital stock would be converted into cash, securities or other property, other than a consolidation, merger, share exchange or other business combination of Maker following which at least 50% of the combined voting power of the surviving corporation is owned by holders of Maker’s capital stock immediately prior to the merger; (c) any sale, lease, exchange or other transfer of all, or substantially all, of the consolidated assets of Maker, or (d) any action or transaction that results in the common stock of Maker ceasing to be traded on a national securities exchange.  For purposes of the foregoing definition, the term “Person” shall include natural persons, corporations, trusts, associations, limited liability companies, partnerships, joint ventures and governmental units; and the term “Affiliate” shall have the meaning ascribed to such term in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

3.	Subordination Provisions.

(a)           Agreement to Subordinate.  Maker and Payee unconditionally and irrevocably agree that (i) the payment of all obligations owing in respect of this note is subordinated in right of payment, to the extent and in the manner provided herein, to the prior payment in full of all existing and future Senior Indebtedness (as defined below), (ii) all security interests, liens, interests and rights (whether consensual or by operation of law) in or against any asset of Maker now or hereafter securing this note are subordinate to any security interest, lien, interest or right therein held from time to time by holders of Senior Indebtedness, (iii) any security interest, lien, interest or right in or against any asset of Maker now or hereafter held by any holder of Senior Indebtedness shall be superior to those (if any) of Payee securing this note notwithstanding the date, manner or order of perfection of the security interest, lien, interest or right of such holder or Payee, such holder’s failure to perfect its security interest, lien, interest or right or any provisions of any other agreements between Payee and such holder regarding Maker or such asset to the contrary and (iv) the subordination provisions set forth in this Section 3 are for the benefit of and enforceable by the holders of Senior Indebtedness and Maker.  No right of any holder of Senior Indebtedness to enforce the subordination of the indebtedness evidenced by this note shall be impaired by any act or failure to act by Maker or by Maker’s failure to comply with this note.

(b)           Senior Indebtedness.  “Senior Indebtedness” means the principal or other outstanding amount of, premium, if any, and interest on obligations of Maker for money borrowed in respect of Credit Facilities (as defined below), whether outstanding on the date of this note or thereafter created, incurred or assumed, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, secured or unsecured, and whether Maker is liable individually or jointly with others, including obligations arising or accruing after the filing of a petition in bankruptcy, but excluding:  (i) trade accounts payable and indebtedness incurred for the purchase of goods, materials or property in the ordinary course of business, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business; (ii) any indebtedness that, by its terms, is expressly made pari passu with or subordinated to this note, and (iii) indebtedness (other than the Purchase Notes) to persons from whom Maker has purchased shares of its common stock representing the purchase price for such shares.  “Credit Facilities” means one or more debt facilities, including the Senior Credit Facilities (as defined below), or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, obligations under leases required or permitted to be capitalized under generally accepted accounting principles, obligations in connection with any sale and leaseback transaction, letters of credit or other extensions of credit with respect to borrowed money, including any notes, bonds, debentures, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds additional borrowers or guarantors and whether by the same or any other agent, lender or group of lenders.  “Senior Credit Facilities” means any Credit Facility that constitutes indebtedness for borrowed funds in a principal amount outstanding of at least $15 million and will mature in more than one year from the time entered into (other than capitalized leases, obligations in connection with sale and lease back transactions, purchase money financing incurred by Maker or its subsidiaries, and intercompany indebtedness), and including in particular the Credit Facility under the Amended and Restated Credit Agreement dated as of December 2, 2005, as amended by that certain Amendment No. 1 dated as of August 13, 2010, among Maker, certain subsidiaries of Maker, the lenders from time to time party thereto and U.S. Bank National Association, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.  Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions herein irrespective of any amendment, modification or waiver of any term thereof or any extension or renewal thereof.

(c)	Liquidation, Dissolution, Bankruptcy. In the event of:

(i)           any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Maker or its property, whether voluntary or involuntary;

(ii)           any proceeding for the liquidation, dissolution or other winding-up of Maker, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(iii)           any assignment by Maker for the benefit of creditors generally; or

(iv)           any other marshalling of Maker’s assets,

all Senior Indebtedness, which will include, without limitation, interest accruing after the commencement of any proceeding, assignment or marshalling of assets described above, will first be paid in full before any payment, whether in cash, securities or other property, will be made by Maker on account of this note.

(d)           Default on Senior Indebtedness.  No direct or indirect payment, in cash, property or securities, by setoff or otherwise (except for setoff by Maker in accordance with Section 1 above or any voluntary payment or prepayment by Maker), may be made or agreed to be made (or accepted or retained by Payee) on account of principal or interest on this note, or in respect of any payment, retirement, purchase or other acquisition of this note, if at the time of such payment:

(i)           Maker is in default in any payment of any principal of (or premium, if any) or interest on any, or any other amount constituting, Senior Indebtedness when due, whether at maturity or at a date fixed for prepayment or upon acceleration or otherwise; or

(ii)           a default or an event of default has occurred with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof,

unless and until such default in payment, default or event of default has been cured or waived or ceases to exist.

(e)           Enforcement Actions; Liens.

(i)           Until all Senior Indebtedness has been indefeasibly paid in full and no party has any further obligation to extend credit to Maker that would constitute Senior Indebtedness, Payee shall not directly or indirectly (A) sue for or accelerate all or any part of any amount payable under this note, except in respect of an Event of Default (1) with respect to which Payee has provided written notice to Maker, specifically referencing this note, indicating that such notice is a “Notice of Event of Default” under this note and specifically describing the facts and circumstances underlying such Event of Default and (2) that has occurred and is continuing and has not been cured or waived or otherwise ceased to exist (a) for a period of at least 120 consecutive calendar days after Maker’s receipt of such notice and (b) at the time of the demand, suit or acceleration; (B) request, obtain or alter any security interest, lien, interest or right in any asset of Maker to secure amounts payable under this note, (C) take any action against any asset of Maker securing payment of any amount payable under this note, (D) assert against any holder of Senior Indebtedness any claim pursuant to the doctrine of marshalling assets or under the United States Bankruptcy Code with respect to any asset of Maker or any Senior Indebtedness in a manner inconsistent with the provisions hereof, or (E) vote in any bankruptcy, insolvency or reorganization proceedings with respect to Maker in a manner inconsistent with the provisions hereof.

(ii)           So long as any Senior Indebtedness remains outstanding, Payee shall not hold (and hereby releases) any security interest, lien, interest or right in or on any assets of Maker, now owned or hereafter acquired, securing this note.

(f)           When Distribution Must Be Paid Over.  In the event that any payment or distribution of assets of Maker of any kind or character prohibited by this Section 3, whether in cash, property or securities, shall be received by Payee before all Senior Indebtedness is indefeasibly paid in full, such payment or distribution shall be held in trust for the benefit of, and, upon written request, shall be paid over or delivered to, the holders of the applicable Senior Indebtedness or their agents or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(g)           Reliance by Holders of Senior Indebtedness on Subordination Provisions.  Payee acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such holder’s Senior Indebtedness was created or acquired before or after the issuance of this note, to acquire and continue to hold, or to continue to hold, such holder’s Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.  Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Payee, without incurring responsibility to Payee and without impairing or releasing the subordination provided in this Section 3 or the obligations hereunder of Payee to the holders of the Senior Indebtedness, do any one or more of the following:  (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness, or any instrument evidencing or securing the same or any agreement under which Senior Indebtedness is outstanding from time to time; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness in any manner and order; (c) release any party liable in any manner for the payment or collection of Senior Indebtedness; (d) exercise or refrain from exercising any rights against Maker and any other party; and (e) apply payments and/or proceeds of collateral in any order to the Senior Indebtedness.  Notwithstanding the foregoing or any other provision of this note to the contrary, Maker and Payee may amend, supplement and otherwise modify this note, and enter into consents and waivers with respect to this note, without the need to obtain the consent of, or provide notice to, any holder of Senior Indebtedness.

(h)           Conflict with Other Provisions.  To the extent that this Section 3 conflicts with any other provisions governing obligations arising under or in connection with this note, this Section 3 shall govern.

4.             Representations, Warranties and Acknowledgements of Payee.  Payee represents and warrants to Maker (which representations and warranties shall survive the date hereof) as follows:  (a) Payee has requested, received, reviewed and considered all information Payee deemed relevant in making an informed decision to acquire this note; (b) Payee is acquiring this note for its own account for investment only and with no (i) present intention of distributing all or any portion of this note or (ii) any arrangement or understanding with any other parties regarding the distribution of all or any portion of this note; (c) Payee has consulted such legal, tax and investment advisors as Payee, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of this note; and (d) to the extent this note is a security, Payee is not relying on any statements made by or documents or other information delivered by Maker or any statements, documents or other information Maker could have made to or delivered to Payee in connection with the issuance of this note.  Payee acknowledges that (i) Payee was a holder of Class C Common Stock of Maker until the exchange thereof by Payee to Maker in return for this note on or about the date hereof and that such exchange and the issuance of this note discharges the obligations of Maker with respect to Payee’s Class C Common Stock and all accumulated and unpaid dividends on such stock, and (ii) Maker has no obligation to update any statements, documents or information previously made or delivered to Payee in connection with the issuance of this note.

5.             Limitations on Transfer.  This note shall be binding upon, and inure to the benefit of, Maker and Payee and their respective successors and assigns, except that Payee may not assign, participate or otherwise transfer any of its rights or obligations hereunder except to a Permitted Transferee (as defined below) (and any other purported assignment or transfer of all or any portion of this note by Payee shall be null and void).  “Permitted Transferee” means (a) a transferee to which a transfer of the Class C Common Stock of Maker owned by Payee prior to the date hereof would have been permitted under the terms of Article 2, Paragraph (C)(3)(f), and the definition of “Transfer” in Article 2, Paragraph (A)(42), of Maker’s amended and restated articles of incorporation, as amended through June 30, 2006, applied mutatis mutandis to this note at the time of the proposed assignment, participation or other transfer, and (b) a transferee of the entire remaining balance of this note (whether by sale or pledge) that is a bank or other financial institution (including for this purpose an insurance company) regulated by the Federal Deposit Insurance Corporation or any state Commissioner of Insurance which in the case of a sale covenants that it will hold the note for its own account.  Any determination as to whether a proposed assignee, participant or transferee is a Permitted Transferee shall be in the reasonable judgment of Maker, which judgment shall be conclusive and binding.

6.             Governing Law; Binding Effect on Payee.  This note is governed by the internal laws of the State of Wisconsin, without regard to conflict of law principles providing for the application of another jurisdiction’s laws.  Payee, by acceptance of this note and its benefits, acknowledges and agrees to be bound by its terms (including, without limitation, Section 3 hereof) and makes the representations and warranties of Payee set forth herein.

7.             Notices.  All notices, requests and demands to or upon Maker in respect of this note to be effective shall be in writing (including by facsimile or e-mail), and shall be deemed to have been duly given or made upon Maker’s receipt thereof at the following address, facsimile number or e-mail address, as the case may be (or such other address, facsimile number or e-mail address as Maker may specify from time to time in a written notice to Payee):  Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin 53203, Attention:  Chief Financial Officer, facsimile no:  414-224-2469, e-mail address:  afernandez@jrn.com, with a copy to the General Counsel, facsimile no:  414-224-2469, e-mail address:  mleahy@jrn.com.

8.             Expenses.  All costs and expenses incurred in connection with any suit, action, proceeding or other enforcement action relating to this note shall be paid by the party incurring such cost or expense.

9.             Jurisdiction; Waiver of Jury Trial.  Maker and Payee hereby consent to the exclusive jurisdiction of any state or federal court situated in Milwaukee County, Wisconsin, and waive any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this note.  Payee hereby waives any and all right to trial by jury in any action or proceeding relating to this note.  This waiver is knowingly, willingly and voluntarily given.  Maker acknowledges that the holders of one or more of the Purchase Notes may join together in the enforcement or defense of any claim, action or proceeding arising under this note.

[Signature Page Follows]

JOURNAL COMMUNICATIONS, INC.

By:
Name:
Title:

Exhibit B

CLASS C COMMON STOCK

Family Shareholder	Shares of Class C Common Stock Owned	Fully Converted Shares of Class C Common Stock*
Matex	1,523,259.002 shares	2,077,679.58
Grant D. Abert	55,720.089 shares	76,000.53
Barbara Abert Tooman	90,666.666 shares	123,666.61
The Marital Trust	971,222.580 shares	1,324,718.46
The DCM Trust	17,449.131 shares	23,800.09
The LBM Trust	17,449.131 shares	23,800.09
The 1999 Trusts	60,933.473 shares	83,111.43
Donald C. Meissner	78,777.502 shares	107,450.15
Linda B. Meissner	78,777.502 shares	107,450.15
Robin D. Abert	732.905 shares	999.66
Corin A. Abert	732.905 shares	999.66
The RDA Trust	8,279.114 shares	11,292.46
Proteus Fund	360,000.000 shares	491,029.20

Total	3,264,000 shares	4,451,998.08

* Assuming conversion into shares of Class A Common Stock as provided under the Articles of Incorporation.